SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2007

Eagle Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers Compensatory Arrangements of Certain Officers

(d)           On January 3, 2007 the Board of Directors of Eagle Bancorp, Inc. appointed Harvey M. Goodman and Donald R. Rogers to fill two newly created seats on the Board of Directors.  Messrs. Goodman and Rogers will continue to serve as members of the Board of Directors of EagleBank, on which they have served since organization of the Bank.  To the knowledge of the Company, there is no arrangement or understanding between either of Messrs. Goodman and Rogers and any other person pursuant to which either of them was selected as a director.

Mr. Goodman and Mr. Rogers are each expected to be appointed to the following committees of the Board of Directors of the Company: Nominating, Stock Option and Compensation.

Mr. Rogers is a partner in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries.  During 2006, the Company and its subsidiaries paid aggregate fees of approximately $27,000 to that firm.

Mr. Goodman is President of The Goodman, Gable, Gould Company, an public insurance adjusting firm, which represents the Bank, on a contingent fee basis, in connection with insurance claims in respect of a charged off loan.  No amounts were paid to that firm in 2006.

Other than eligibility for fees (including grants of options) for service as a member of the Bank and Company Boards of Directors, as described in the Company’s proxy materials (and as subject to periodic adjustment), neither of Messrs. Goodman or Rogers is a party to any material plan, contract or arrangement entered into or materially amended in connection their appointment to the Board of Directors of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: January 5, 2007